Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

PRESS RELEASE

Nephros Provides Corporate Update and Announces Preliminary Third Quarter 2017 Revenue

Anticipates Over 90% Year-over-Year Revenue Growth in the Third Quarter and Cash Flow Breakeven around Year-End

RIVER EDGE, NJ, October 16, 2017 /PR Newswire-FirstCall/ — Nephros, Inc. (OTCQB:NEPH) (the “Company”), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration system for use with a hemodialysis (HD) machine for the treatment of patients with End Stage Renal Disease (ESRD), is providing a general update on the Company’s activities and guidance for the third quarter of 2017.

General Corporate Update

HydraGuardTM and EndoPurTM Ultrafilters

The Company has begun selling all versions of the EndoPurTM and HydraGuardTM to dialysis clinics and hospital facilities, respectively.

Commercial and Industrial Filtration Products

The Company expects to launch its 9,000 gallon lead-removal filter before the end of 2017. The dual stage filter will absorb soluble lead and retain particulate lead to provide a comprehensive solution for water that exceeds a lead concentration of 150 parts per million.

OLpūr® H2H Hemodiafiltration Module

Vanderbilt University continues to treat patients with the Nephros OLpūr® H2H Hemodiafiltration Module. The Company has made additional progress in the development of the second generation hemodiafiltration module and expects to increase these activities as the Company achieves positive cash flow.

NJEDA NOL Program

The Company expects to receive non-dilutive cash proceeds of over $1.5 million late in the fourth quarter of 2017 from the sale of net operating losses (“NOLs”) and research and development tax credits through the Technology Business Tax Certificate Transfer Program at the New Jersey Economic Development Authority (“NJEDA”).

Preliminary Third Quarter 2017 Revenue

The Company expects total revenue for the third quarter ending September 30, 2017 of approximately $915,000, an increase of approximately 95% over the same period in 2016. Based upon the anticipated sales trajectory, the Company believes that it can be sustainably cash flow positive around the end of 2017.

“We continue to make great strides in our water filter business, adding new customers monthly,” said Daron Evans, CEO of Nephros. “New CMS guidelines have increased the focus on legionella prevention across a broader set of hospitals. We continue to believe that positive cash flow from operations is achievable in the very near term.”

“In the last quarter of the year, our primary focus in the dialysis sector is marketing the EndoPurTM product portfolio. In the hospital sector, our primary focus is supporting our water treatment partners as they serve hospitals that are enhancing their legionella prevention programs in order to comply with the recent CMS site survey update.”

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters, as well as a hemodiafiltration system for the treatment of patients with End Stage Renal Disease. Nephros filters or ultrafilters are used primarily in medical applications in various settings. These ultrafilters are used by dialysis centers for assisting in the added removal of biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and the patients. Additionally, Nephros ultrafilters are used in hospitals and medical clinics for added protection in retaining bacteria (i.e. Legionella, Pseudomonas), virus and endotoxin from water. These ultrafilters provide barriers that assist in improving infection control with showers, sinks, and ice machines.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the expected timing of the launch of new commercial and industrial products and the development of the Company’s OLpūr® H2H Hemodiafiltration Module, the Company’s expected revenue for the quarter ended September 30, 2017, the timing of the cash proceeds from the NJEDA NOL Program, the Company’s ability to meet future demand for its products, the Company’s ability to achieve positive cash flow from operations and the timing thereof, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2016. Nephros, Inc. does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor Relations Contact:

Andy Astor

CFO, Nephros

info@nephros.com

+1 201 343 5202